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                                                                RULE 424(b)(3)
                                                   REGISTRATION NO. 333-64463

                Prospectus Supplement No. 5 dated July 31, 2000
                    to the Prospectus (the "Prospectus") of
       United Rentals, Inc. (the "Company") and United Rentals Trust I,
                            dated January 20, 1999
               (included in Registration Statement on Form S-3,
                          Registration No. 333-64463)
================================================================================
     The entities or persons listed below are considered Selling Holders for purposes of the Prospectus with respect to the indicated numbers of Preferred Securities beneficially owned by each such Selling Holder and shares of Common Stock currently issuable upon conversion of such Preferred Securities. The Prospectus covers all securities shown in the table below (and any Debentures acquired in exchange therefor). In certain cases, the indicated Preferred Securities may be held of record by a nominee or custodian for the account of the Selling Holder. The indicated number of shares of Common Stock issuable upon conversion of the Preferred Securities is subject to adjustment in ceratin circumstances as described in the Prospectus. Capitalized terms used herein and not defined herein have the meanings set forth in the Prospectus.




                                                                           # of Shares
                                                         # of Preferred    Issuable  upon
                                                           Securities      Conversion of
Selling Holder                                             Owned           Pref. Securities
--------------                                             ----------      ----------------

Arkansas Teachers Retirement (1)                                8,160             9,351

Delphi Foundation                                                 537               616

Goldman Sachs and Company (1) (2)                              26,000            29,795

Greyhound Lines                                                 2,500             2,865

Lehman Brothers Inc.                                            9,000            10,314

Merrill Lynch, Pierce, Fenner and Smith Inc. (1) (2)              200               230

Morgan Stanley Dean Witter Income Builder Fund                 10,900            12,491

Motors Insurance Corporation                                   30,300            34,722

Prudential Securities                                           4,235             4,854


(1) The securities shown in the table with respect to the indicated Selling Holder are in addition to the securities shown with respect to this Selling Holder in the Prospectus to which this supplement relates and/or previous supplements thereto.
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(2)  The indicated Selling Holder was one of the initial purchasers of the
     Preferred Securities from the Issuer and was paid customary compensation in connection with the distribution of such securities. In addition, the indicated Selling Holder (or its affiliates) has, from time to time, provided, and may in the future provide, other investment banking services to the Company for which the Selling Holder was or will be paid customary compensation.